Exhibit 99.1

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, California 92121

(858) 453-7200

www.arenapharm.com                                                                                                                                       Press Release

Arena Pharmaceuticals Completes $35 Million Private Placement

SAN DIEGO, Dec. 24, 2003 /PRNewswire/ — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today announced that it has completed the private placement of $35 million of Series B-1 Convertible Preferred Stock to two institutional investors.  Arena expects to use the net proceeds from the financing for working capital and general corporate purposes.

The Series B-1 Convertible Preferred Stock is convertible into common stock at a fixed conversion price of $7.50 per share.  If not previously converted, Arena must redeem the Series B-1 Convertible Preferred Stock in five years or earlier under certain circumstances.  Any such redemption may be made by Arena in cash or, if certain conditions have been met, in shares of common stock.  Dividends on the Series B-1 Convertible Preferred Stock are payable at a rate of 4% per annum either in kind or in shares of common stock.

In connection with the sale of the Series B-1 Convertible Preferred Stock, Arena issued to the investors seven-year warrants to purchase up to 1,486,200 shares of common stock at an exercise price of $10.00 per share.  Arena also issued the investors warrant units entitling the investors to purchase from Arena for a period of approximately 16 months up to $11.5 million of Series B-2 Convertible Preferred Stock and additional seven-year warrants to purchase up to 450,000 shares of common stock at an exercise price of $10.00 per share.

If issued, the Series B-2 Convertible Preferred Stock would be convertible into common stock at a fixed conversion price calculated as 110% of the market price of the common stock at the time of issuance of the Series B-2 Convertible Preferred Stock, but not less than $7.00 or greater than $10.00 per share.  Otherwise, the Series B-2 Convertible Preferred Stock has substantially identical terms to the Series B-1 Convertible Preferred Stock.

The purchasers have agreed that, for so long as they own shares of Series B Convertible Preferred Stock, to vote their shares of Series B Convertible Preferred Stock and common stock on all matters in which holders of common stock have the right to vote in the manner recommended by Arena’s board of directors to all of its stockholders.  Arena has amended its Stockholders Rights Plan, adopted on October 30, 2002, to provide that neither the consummation of this transaction nor the purchase or issuance of common stock pursuant to this transaction will cause any of the purchasers to trigger Arena’s Stockholders Rights Plan.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold without a registration statement or exemption from registration.  Arena has agreed to file a shelf registration covering the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants early next year.

Reedland Capital Partners, an Institutional Division of Financial West Group, acted as placement agent and advisor to Arena in connection with this financing.

Additional information regarding this transaction can be found in a Form 8-K to be filed by Arena with the Securities and Exchange Commission.

About Arena

Arena is a biopharmaceutical company focused on discovering and developing drugs that act on an important class of drug targets called G protein-coupled receptors, or GPCRs.  Arena uses its Constitutively Activated Receptor Technology, or CART™, Melanophore technology and other proprietary technologies to identify small molecules that may lead to new drugs in four major therapeutic areas: metabolic diseases, cardiovascular diseases, central nervous system disorders and inflammatory diseases.  Arena intends to initiate its first human studies on one of its internally discovered compounds for obesity in the first quarter of 2004.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about the use of proceeds from the financing, the potential cash proceeds from the exercise of warrants and warrant units and Arena’s strategy, technologies, internal programs, future achievements, and statements that are not historical facts.  For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from Arena’s expectations.  Important factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q.  These forward- looking statements represent Arena’s judgment as of the date of this release.  Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.  CART™ is an unregistered service mark of the company.  Arena’s headquarters are at 6166 Nancy Ridge Drive, San Diego, California 92121, and its telephone number is (858) 453-7200.  On the Internet, please refer to Arena’s Web site at www.arenapharm.com for further information.

For further information, contact: Jack Lief, President & CEO of Arena Pharmaceuticals, Inc., +1-858-453-7200 ext. 223.

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